Exhibit 99.2

SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE NET PROCEEDS TO REDUCE LEVERAGE

GNL GLOBAL NET LEASE

Disposition Name	Closing Date	# of Properties	Disposition Price (in mm)	Cash Cap Rate[1]	Wtd. Avg. Lease Term Remaining[2]
Closed (as of 12/31/24):					
Truist Properties (ST Retail)	Closed: Q1'24-Q3'24	21	$51.5	–	–
Shippensburg Marketplace (MT Retail)	Closed: Q2'24	1	$6.6	–	–
Decatur Commons (MT Retail)	Closed: Q2'24	1	$15.6	–	–
Americold (Industrial / Distribution)	Closed: Q2'24	9	$170.0	–	–
Springfield Commons[3] (MT Retail)	Closed: Q2'24	1	$16.5	–	–
Shops at Abilene (MT Retail)	Closed: Q3'24	1	$21.3	–	–
HEB Plus Center (MT Retail)	Closed: Q3'24	1	$26.0	–	–
East West Commons (MT Retail)	Closed: Q3'24	1	$29.6	–	–
Johnson Controls (Office)	Closed: Q3'24	1	$4.4	–	–
Imperial Gas & Convenience (ST Retail)	Closed: Q3'24	1	$1.7	–	–
The Plant Shopping Center (MT Retail)	Closed: Q3'24	1	$95.0	–	–
Epredia (Office)	Closed: Q3'24	1	$13.8	–	–
Kedrion Plasma (Office)	Closed: Q3'24-Q4'24	3	$12.3	–	–
Pizza Hut (ST Retail)	Closed: Q4'24	35	$34.4	–	–
Sterling Slidell (MT Retail)[3]	Closed: Q4'24	2	$3.8	–	–
Fresenius (ST Retail)	Closed: Q4'24	34	$98.3	–	–
Poplar Springs (MT Retail)	Closed: Q4'24	1	$11.5	–	–
Home Depot (ST Retail)	Closed: Q4'24	1	$72.8	–	–
Mister Car Wash (ST Retail)	Closed: Q4'24	5	$24.3	–	–
Total Occupied Assets	**Closed**	**121**	**$709.4**	**7.1%**	**4.9 Years**
Total Vacant Assets[4]	**Closed**	**57**	**$126.0**	**–**	**–**
Total Closed		**178**	**$835.4**	**7.1%**	**4.9 Years**

Note: Data as of December 31, 2024.
1. Calculated as NOI divided by disposition price.
2. Weighted average remaining lease term in years is based on square feet as of date of sale.
3. Represents a partial sale of the property.
4. Includes the sale of the 366,000 square foot former Foster Wheeler Office building that sold for over $27 million as the tenant's lease expired in mid August, having collected 100% of the rent under the term of the lease.

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